Exhibit 12.1

TearLab Corp and Consolidated Subsidiaries

Computation of Deficiency in the Coverage of Fixed Charges by Earnings Before Fixed Charges

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013		2012		2011	2010	2009
		(Dollars in thousands)
Earnings before fixed charges:
Loss from continuing operations before income taxes, minority interest and income/(loss) from equity investees	$(16,782)		$(28,990)		$(19,312)	$(8,809)	$(6,683)	$(6,288)
Add fixed charges	—		—		—	800	438	396
Add amortization of capitalized interest	—		—		—	—	—	—
Add distributed income of equity investees	—		—		—	—	—	—
Subtract capitalized interest	—		—		—	—	—	—
Loss before fixed charges	$(16,782)		$(28,990)		$(19,312)	$(8,009)	$(6,245)	$(5,892)
Fixed charges:
Interest Expense	$—		$—		$—	$95	$210	$93
Amortization of debt expense	—		—		—	705	228	303
Estimate of interest expense within rental expense	—		—		—	—	—	—
Preference security dividend requirements of consolidated subsidiaries	—		—		—	—	—	—
Total fixed charges	$	$		$		$800	$438	$396
Deficiency of earnings available to cover fixed charges	$(16,782)		$(28,990)		$(19,312)	$(8,809)	$(6,683)	$(6,288)